Exhibit (a)(14)


PacifiCorp Announces FTC Clearance of TEG Tender
Offer

PORTLAND, Ore., Feb. 18 -- PacifiCorp (NYSE: PPW) today announced that the U.S. Federal Trade Commission has cleared the Company's cash tender offer for London-based The Energy Group (NYSE: TEG; LSE) by terminating the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act.

The FTC action came seven months after PacifiCorp sought Hart-Scott-Rodino clearance following its initial bid for The Energy Group.

All specific regulatory approvals which PacifiCorp has been seeking and which are conditions to the offer have now been obtained.

Two weeks ago FERC approved the sale of certain FERC jurisdictional assets of Citizens Power, a U.S. subsidiary of TEG, to Lehman Brothers Holdings, Inc. FERC's approval was a regulatory condition of PacifiCorp's offer to acquire TEG.

In December, the UK government cleared the transaction, following a six-month inquiry by the Monopolies and Mergers Commission and the Department of Trade and Industry.

PacifiCorp's renewed offer to acquire all outstanding shares of TEG was mailed to holders of TEG shares on Friday, February 6. The first closing date of the offer is March 9.

The FTC action today came after PacifiCorp and TEG agreed to a consent order with the FTC requiring the sale of two Arizona mines owned by Peabody Holdings, another U.S.
subsidiary of TEG.

The consent order also requires PacifiCorp to restrict access within the combined company to certain non-public information concerning Peabody customers.

The consent order will be published by the FTC for public comment and will not be made final until after a 60-day public comment period. PacifiCorp's tender offer for TEG shares is not conditional on final approval of the consent order.

PacifiCorp, one of the lowest-cost electricity producers in the United States, is a multinational energy company with 1.4 million retail electric customers in the western United States and 550,000 customers in the State of Victoria, Australia. PacifiCorp, which has more than 10,000 megawatts of generation capacity, also is the largest investor-owned bulk power marketer in the western U.S., and is an active electricity and gas marketer in the eastern U.S.